UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 9, 2011
Date of Report (Date of earliest event reported)

DENARII RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	333-135354	98-0491567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

502 E. John Street Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

949-335-5159
Registrant’s telephone number, including area code

n/a
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective on February 9, 2011 (the “Effective Date”), Denarii Resources Inc., a Nevada corporation (the “Company”), entered into that certain Bateman Property Option (the “Option”) between the Company and Richard and Gloria Kwiatowski (collectively, the “Kwiatowski”). The Option provides for the development  of 136 claim units covering a series of nickel-colbalt-gold-platinum group element prospects, which prospects are located 35 kilometers northwest of Thunder Bay, Ontario (the “Prospects”). The Prospects are owned 100% by Kwiatowski as tenants in common. The Company intends to work on the Prospects, including drilling, for three types of geological conceptual targets: (i) shebandowan type high grade nickel-cobalt-gold-platinum sulphide deposits; (ii) disseminated nickel sulphides of Mount Keith type with bulk tonnage potential; and (iii) gold mineralization within an extensive conglomerate unit of potential open-pit bult tonnage configuration.

In accordance with the terms and provisions of the Option: (i) upon execution of certain documentation and transfer of title, the Company will pay $5,000 and issue 250,000 shares of common stock to the Kwiatowski; (ii) at the end of year one, the Company will pay to Kwiatowski a further $20,000 either in half cash and half shares or all shares at the option of the Kwiatowski; (iii) at the end of year two, the Company will pay to Kwiatowski a further $30,000 either in half cash and half shares or all shares at the option of the Kwiatowskiwill; (iv) each anniversary thereafter, the Company shall pay to Kwiatowski $25,000 as advance royalty payment until the sum of $200,000 has been paid; (v) the Company shall further make payment to Kwiatowski of 3% NSR royalty on all production from the Prospects, which royalty may be purchased by the Company as to 1.5% of the 3% for the sum of $1,500,000 in increments of $500,000  per 0.5% NSR; and (vi) the Company shall commit to expenditures of $200,000 on the Prospects.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit 10.1     Bateman Property Proposal dated February 9, 2011 between Denarii Resources Inc. and Richard and Gloria Kwiatowski.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENARII RESOURCES INC.

DATE: April 25, 2011	By:	/s/ Dr. Stewart Jackson
Dr. Stewart Jackson
President/Chief Executive Officer

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